                                         This filing is made pursuant
                                         to Rule 424(b)(3) under the
                                         Securities Act of 1933 in connection
                                         with Registration No. 333-31351.


PROSPECTUS, DATED  October 10, 1997


                        1,940,960 SHARES OF COMMON STOCK
[LOGO]
                          FPA MEDICAL MANAGEMENT, INC.

                                 ---------------

      This Prospectus relates to the offering by certain of the selling stockholders named herein (the "Selling Stockholders") of up to 1,940,960 shares (the "Individual Shares") of FPA Medical Management, Inc. (the "Company" or "FPA") common stock, par value $.002 per share (the "Common Stock").

      The Company will not receive any of the proceeds from the sale of the Individual Shares offered hereby. The Selling Stockholders directly, through agents designated from time to time, or through brokers, dealers or underwriters to be designated, may sell the Individual Shares from time to time on terms to be determined at the time of sale. To the extent required, the specific number of Individual Shares to be sold, the respective purchase price and public offering price, the names of any such agent, broker, dealer or underwriter, and any applicable commission or discount with respect to the particular offer will be set forth in a prospectus supplement. The Company has agreed to bear substantially all expenses of registration of the Individual Shares under federal and state securities laws, other than commissions, fees and discounts of underwriters, brokers, dealers and agents, and to indemnify the Selling Stockholders against certain liabilities under the Securities Act. See "Plan of Distribution."

      The Selling Stockholders and any broker, dealer, agents or underwriters that participate with the Selling Stockholders in the distribution of the Individual Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profits on the resale of the Individual Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have agreed to indemnify the Company against certain liabilities. See "Plan of Distribution."


      The Common Stock is traded on the Nasdaq National Market under the symbol "FPAM." On October 10, 1997, the last reported sale price of the Common Stock was $35.4375 per share.

                                ----------------


SEE "RISK FACTORS" COMMENCING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE SECURITIES.

                                ----------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              AVAILABLE INFORMATION

      The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Individual Shares offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and the regulations of the Commission thereunder. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference. The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, information statements and other information with the Commission. Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or from the Commission's Internet Web site at http://www.sec.gov. In addition, such materials also may be inspected and copied at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents of the Company filed with the Commission (File No. 0-24276) are incorporated herein by reference:

      1. FPA's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Commission on March 31, 1997, as amended by Form 10-K/A filed with the Commission on April 29, 1997.

      2. FPA's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 filed with the Commission on May 15, 1997.

      3. FPA's Current Report on Form 8-K dated March 17, 1997 filed with the Commission on May 16, 1997, as amended by Form 8-K/A filed with the Commission on May 30, 1997.


      4. FPA's Current Report on Form 8-K dated July 31, 1997 filed with the Commission on July 31, 1997, amended by Form 8-K/A filed with the Commission on October 10, 1997.


      5. FPA's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 filed with the Commission on August 14, 1997.



      6. The audited combined balance sheets of Foundation Health Medical Services (a wholly-owned subsidiary of Foundation Health Corporation) and Affiliates as of June 30, 1995 and 1996 and the related combined statements of operations, shareholders' deficit and cash flows for each of the three years in the period ended June 30, 1996 contained in FPA's Registration Statement on Form S-4 dated February 13, 1997.

      7. The Pro Forma Condensed Consolidated Financial Statements (Unaudited) of FPA as of June 30, 1997 contained in FPA's Registration Statement on Form S-4 dated October 10, 1997.





      In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference into this Prospectus. Any statement included in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS WHICH HAVE BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE DOCUMENTS SO INCORPORATED. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE COMPANY AT 3636 NOBEL DRIVE, SUITE 200, SAN DIEGO, CALIFORNIA 92122, ATTENTION: JAMES A. LEBOVITZ (TELEPHONE NUMBER (619) 453-1000).

                           ---------------

      PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT. When used in this Prospectus, the words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. For a discussion of such risks, see "RISK FACTORS." Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. FPA does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                 ---------------

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus and the documents incorporated herein by reference. See "Risk Factors" for information that should be carefully considered by prospective investors. The financial and share data and enrollment and physician data of FPA includes AHI for all periods presented as a result of the pooling of interests transaction effective March 1997.

                                   THE COMPANY


      FPA is a national physician practice management company ("PPM") which acquires, organizes and manages primary care physician practice networks and provides contract management services to hospital-based emergency departments. The Company provides primary and specialty care services to prepaid managed care enrollees and fee-for-service patients through a network of independent practice association ("IPA") physicians and owned primary care physician groups. FPA manages all covered primary and specialty medical care for each enrollee in exchange for monthly risk-sharing fixed capitation payments pursuant to Payor contracts. Including the effects of the merger with Health Partners, Inc. ("Health Partners") (See "Recent Developments"), effective October 13, 1997, FPA will be affiliated with approximately 7,580 primary care physicians (including obstetrician-gynecologists who contract with HealthCap, Inc. ("HealthCap") as primary care physicians, the "ob-gyn physicians") and 15,322 specialty care physicians (excluding specialists who contract with HealthCap), who provide services to approximately 1,316,800 enrollees (including HealthCap ob-gyn direct access enrollees) of 42 health maintenance organizations ("HMOs") or other prepaid health insurance plans (collectively, "Payors") in 27 states. FPA, through its subsidiary Sterling Healthcare Group, Inc. ("Sterling"), is also affiliated with approximately 1,300 emergency department physicians and manages the emergency departments of 107 hospitals in 20 states.


      FPA's strategy is to increase enrollment by adding new Payor relationships and new providers to the existing FPA Network and by expanding the FPA Network into new geographic areas where the penetration of managed healthcare is growing. FPA believes new Payor and provider relationships are possible because of its ability to manage the cost of health care without sacrificing quality. The Company seeks to control the two "gatekeeping" points of entry into the managed health care delivery system: the primary care physician's office and the emergency room, thereby giving the Company a platform for coordinating all aspects of patient care under global capitation Payor contracts. The Company is also pursuing state and national Payor contracts, which facilitate more rapid development of provider networks in new markets thus adding enrollment in an accelerated manner. FPA has recently entered into several multi-state Payor agreements, including agreements with (i) Aetna/U.S. Healthcare ("Aetna") whereby Aetna managed care members in 12 states may access the FPA Network as specific arrangements are negotiated and approved in each of such states; (ii) Healthsource, Inc. ("Healthsource") whereby Healthsource managed care members in three states may utilize the FPA Network; and (iii) PacifiCare Health Systems, Inc. ("PacifiCare") whereby the FPA Network will be available to PacifiCare managed care members in certain agreed upon markets. FPA has recently entered into a letter of intent with Foundation Health Systems, Inc. ("Foundation") to negotiate long-term global capitation contracts in a number of states where FPA and Foundation mutually do business.

      FPA's relationships with its subsidiaries affiliated professional corporations (the "Professional Corporations"), other providers of medical services and Payors (collectively, the "FPA Network") offer physicians the opportunity to participate more effectively in managed care programs by organizing physician groups within geographic areas to contract with Payors. FPA enhances physician practice operations by assuming administrative functions necessary in a managed care environment. These functions include claims adjudication, utilization management of medical services, Payor contract negotiations, credentialing, financial reporting and the operation of management information systems. Under these arrangements, FPA, on behalf of the Professional Corporations, is responsible for the payment of the cost of medical services, including professional, ancillary and medical management services, and is entitled to amounts received from Payors in excess of such costs. The Company believes that its management model is appealing to physicians because it allows the physicians to retain control of their own practices while gaining access to more patients through participation in a managed care program.

      Except where otherwise permitted by law or regulation, FPA does not engage in the practice of medicine. Due to the constraints of the corporate practice of medicine doctrine, FPA cannot own the majority of shares of the voting stock of the Professional Corporations in most states. FPA has direct or indirect unilateral and perpetual control over the assets and operations of the Professional Corporations through the ownership of such Professional Corporations by certain physicians who are employees of FPA or one of its subsidiaries. Each shareholder/director of such Professional Corporations has entered into a succession agreement with FPA which requires such shareholder/director to sell to a designee of FPA such shareholder/director's shares of stock in the relevant Professional Corporation for a nominal amount if such shareholder/director is terminated from employment with FPA.

      Agreements with Payors and providers are entered into with, and approved by, either a subsidiary of FPA or one of the Professional Corporations, depending on applicable state law. In the states where the corporate practice of medicine prohibits the ownership of professional corporations other than by physicians or physician-owned professional corporations, in most cases the capitation payments are received by the Professional Corporations and are generally assigned to FPA pursuant to administrative services agreements. Where subsidiaries of FPA contract directly with Payors, such subsidiaries receive the capitation payments.

      The FPA Network manages all covered primary and specialty medical care for each enrollee in exchange for fixed monthly capitation payments pursuant to Payor contracts. Specialty care physician services, inpatient hospitalization and certain other services managed by primary care physicians are subject to pre-authorization guidelines and are provided through contracts negotiated by FPA for the Professional Corporations based on discounted fee-for-service, per diem or capitation rates. Contracts with Payors and primary care physicians generally include shared risk arrangements and other incentives designed to encourage the provision of high-quality, cost effective health care. Because FPA is obligated to provide medical services, some of the costs of which are variable, for fixed capitation fees, its profitability may vary based on the ability of FPA and its affiliated providers to control such health care costs.

      The Company recruits physicians and contracts for their services to provide staffing of emergency departments. The Company also assists its hospital clients in such areas as physician scheduling, operations support, quality assurance and departmental accreditation as well as billing and record keeping. In addition, the Company has expanded its hospital-based services to include the management of anesthesiology departments, correctional institutional health facilities and rural health care clinics.

        The future growth of FPA is largely dependent on a continued increase in the number of new enrollees in the FPA Network. This growth may come from (i) affiliations with, or acquisitions of, individual or group physician practices serving enrollees of Payors in the FPA Network or of new Payors, (ii) increased membership in plans of Payors with which the Professional Corporations or subsidiaries of FPA have contracts and whose members are patients of physicians in the FPA Network or (iii) agreements with Payors, physicians and hospitals in other geographic markets. The process of identifying and consummating suitable acquisitions of, or affiliations with, physician groups can be lengthy and complex. The environment for such acquisitions and affiliates is subject to increasing competitive pressures. There can be no assurance that FPA will be successful in identifying, acquiring or affiliating with additional physician groups or hospitals or that the Professional Corporations or subsidiaries of FPA will be able to contract with new Payors. In addition, there can be no assurance that the Company's acquisitions will be successfully integrated on a timely basis or that the anticipated benefits of these acquisitions will be realized; failure to effectively accomplish the integration of acquired entities may have a material adverse effect on FPA's results of operations and financial condition. FPA's ability to expand is also dependent upon its ability to comply with legal and regulatory requirements in the jurisdictions in which it operates or will operate and to obtain necessary regulatory approvals, certificates and licenses.

    The Company is regularly in discussions with potential acquisition candidates and may from time to time enter into letters of intent or definitive agreements with respect to the acquisition of such businesses. There can be no assurance that the Company will acquire any additional businesses.

      The health care industry is subject to extensive federal and state legislation and regulation. Changes in the regulations or interpretations of existing regulations could significantly affect the business of FPA.

      The Company's executive offices are located at 3636 Nobel Drive, Suite 200, San Diego, California 92122 and its telephone number is (619) 453-1000.


                               RECENT DEVELOPMENTS


      On September 2, 1997, FPA acquired Emergency Medical Care Incorporated ("EMC") for cash and shares of FPA Common Stock with an aggregate value of $18,000,000, subject to adjustment based on certain performance criteria. The acquisition will be accounted for as a purchase. EMC is a PPM engaged in the business of providing contract management and support services primarily to hospital-based emergency departments. EMC recruits physicians and contracts for their services to provide staffing of emergency departments. As of September 2, 1997, EMC provided PPM services on a contract basis to 17 hospital-based departments and one radiology department in 2 states. EMC currently contracts with approximately 125 affiliated physicians who provide medical care to approximately 250,000 patients annually.


      On October 13, 1997, FPA completed its acquisition of Health Partners in a stock-for-stock merger accounted for as a pooling of interests in which 5,227,273 shares of FPA Common Stock were issued in exchange for all outstanding shares and options of Health Partners. Health Partners is affiliated with eight physician group practices and six IPAs representing 1,722 physicians in five geographic markets including the New York City metropolitan area, northern Virginia, Washington D.C., northern Kentucky and San Antonio, Texas. Health Partners' affiliated medical groups and IPAs currently serve approximately 138,000 patients under capitated or global fee arrangements. Health Partners believes it is the New York City metropolitan area's largest PPM with 1,331 affiliated physicians and approximately 104,000 patients under capitated or global fee arrangements.

                                  THE OFFERING

      This Prospectus relates to the offering by the Selling Stockholders of the Individual Shares. See "Description of Capital Stock."

THE COMMON STOCK AND INDIVIDUAL SHARES


Individual Shares offered by the Selling Stockholders...................   1,940,960
Total FPA Common Stock outstanding as of September 19, 1997(1)..........  33,789,827
Nasdaq National Market symbol...........................................        FPAM

------------


(1) Excludes approximately 7,881,838 shares of Common Stock issuable upon exercise of stock options and other warrants outstanding as of September 24, 1997 and 3,107,900 shares issuable upon conversion of the Company's 6 1/2% Convertible Subordinated Debentures due 2001 (the "Debentures").




                                  RISK FACTORS

      In addition to other information contained or incorporated by reference in this Prospectus, prospective investors should consider carefully the factors listed below in evaluating an investment in the Individual Shares offered hereby.

NO ASSURANCE OF SUCCESSFUL INTEGRATION OF ACQUISITIONS; EXPANDED SERVICE
OFFERING

      Over the last two and one-half years, the Company has pursued an aggressive growth strategy. The Company's growth has been achieved primarily through acquisitions, several of which have been completed or become subject to a binding agreement during the last six months. See "Recent Developments." Several of these acquisitions are large transactions which involve significant risks and uncertainties for FPA. The Company intends to continue to pursue growth through acquisitions. The success of past and future acquisitions is largely dependent on the ability of FPA to integrate the operations of the acquired companies into FPA's operations in an efficient and effective manner. The process of integrating management services, which include management information systems, claims administration and billing services, utilization management of medical services, care coordination and case management, quality and cost monitoring and physician recruitment, as well as administrative functions, facilities and other aspects of operations, while managing a larger and geographically expanded entity, presents a significant challenge to FPA's management. In addition, integration must be carried out so that FPA is able to control medical and administrative costs. The ability to control such costs is key to the successful future operations of FPA. There can be no assurance that the Company's acquisitions will be successfully integrated on a timely basis or that the anticipated benefits of these acquisitions, including cost savings, will be realized. Furthermore, there can be no assurance that any cost savings which are realized will not be offset by increases in other expenses or operating losses. FPA will encounter similar uncertainties and risks with respect to any future acquisitions it may make. Failure to effectively accomplish the integration of acquired companies could have a material adverse effect on FPA's results of operations and financial condition.

      Certain of the companies recently acquired by FPA have recently or historically operated at a loss. Other acquired companies have experienced fluctuations in quarter-to-quarter operating results. See "--Fluctuations in Quarterly Results." FPA has commenced the institution of certain measures intended to reduce these losses and quarterly fluctuation and to operate the acquired businesses profitably. However, there can be no assurance that FPA will reverse these trends or operate these entities profitably. If there are continuing operating losses at the acquired companies, FPA may need additional capital to fund its business, and there can be no assurance that such additional capital can be obtained or, if obtained, it will be on terms acceptable to FPA.

      The Company is regularly in discussions with potential acquisition candidates and may from time to time enter into letters of intent or definitive agreements with respect to the acquisition of such businesses. No assurance can be given as to the Company's ability to compete successfully at favorable prices for available acquisition candidates or to complete future acquisitions, or as to the financial effect on the Company of any acquired business. Future acquisitions by the Company may involve the issuance of additional shares of Common Stock, which could have a dilutive effect on earnings per share, or could involve significant cash expenditures and may result in increased indebtedness and interest and amortization expenses or decreased operating income, which could have an adverse impact on the Company's future operating results.

      The integration of acquired entities also requires the dedication of management resources, which may distract the attention of management from the day-to-day business of the Company. Furthermore, new acquisitions may expose the FPA Network to new Payors and providers with which it has had no previous business experience. FPA cannot predict whether it will be able to enroll into the FPA Network all members currently served by physicians affiliated with newly acquired entities. Also, there can be no assurance that there will not be substantial unanticipated costs or other material adverse effects associated with acquisition and integration activities, any of which could result in significant one-time charges to earnings or otherwise adversely affect the Company's operating results.

      In addition, as a result of the recent acquisitions of Sterling and EMC, FPA manages and supports hospital-based emergency departments. The addition of these services presents certain risks and uncertainties due to FPA's relative unfamiliarity with these types of services and the market for such services. There can be no assurance that FPA will be successful in developing and integrating Sterling's and EMC's operations and services.

RISKS OF FINANCIAL LEVERAGE

      FPA's indebtedness is significant in relation to its stockholders' equity. Giving effect to amounts drawn down under FPA's $275 million Credit Agreement (including the term loan) with BankBoston, N.A., as Administrative Agent for the lenders parties thereto dated June 30, 1997 (the "Credit Agreement") and the issuance of the Debentures in December 1996, such debt accounts for approximately 240% of FPA's total capitalization as of June 30, 1997. While FPA believes it will be able to service its debt, there can be no assurance to that effect. The degree to which FPA is leveraged could affect its ability to service its indebtedness, make capital expenditures, respond to market conditions and extraordinary capital needs, take advantage of certain business opportunities or obtain additional financing. Unexpected declines in FPA's future business, or the inability to obtain additional financing on terms acceptable to FPA, if required, could impair FPA's ability to meet its debt service obligations or fund acquisitions and, therefore, could materially adversely affect FPA's business and future prospects.

GROWTH STRATEGY; DIFFICULTY IN MAINTAINING GROWTH

      The future growth of FPA is largely dependent on a continued increase in the number of new enrollees in the FPA Network. This growth may come from (i) affiliations with, or acquisitions of, individual or group physician practices serving enrollees of Payors in the FPA Network or of new Payors, (ii) increased membership in plans of Payors with which the Professional Corporations or subsidiaries of FPA have contracts and whose members are patients of physicians in the FPA Network or (iii) agreements with Payors, physicians and hospitals in other geographic markets. The process of identifying and consummating suitable acquisitions of, or affiliations with, physician groups can be lengthy and complex. The environment for such acquisitions and affiliates is subject to increasing competitive pressures. There can be no assurance that FPA will be successful in identifying, acquiring or affiliating with additional physician groups or hospitals or that the Professional Corporations or subsidiaries of FPA will be able to contract with new Payors. In addition, there can be no assurance that the Company's acquisitions will be successfully integrated on a timely basis or that the anticipated benefits of these acquisitions will be realized; failure to effectively accomplish the integration of acquired entities may have a material adverse effect on FPA's results of operations and financial condition. FPA's ability to expand is also dependent upon its ability to comply with legal and regulatory requirements in the jurisdictions in which it operates or will operate and to obtain necessary regulatory approvals, certificates and licenses.

RISKS RELATED TO INTANGIBLE ASSETS

      As a result of FPA's various acquisition transactions, intangible assets of approximately $328.6 million have been recorded as of June 30, 1997 on FPA's balance sheet. Such intangible assets totaled approximately 271% of FPA's stockholders' equity as of June 30, 1997. Using amortization periods ranging from four to 30 years (with an average amortization period of approximately 29 years), amortization expense relating to such intangible assets will be approximately $15.8 million per year. Further acquisitions that result in the recognition of additional intangible assets would cause amortization expense to further increase. A portion of the amortization generated by these intangible assets is not deductible for tax purposes.

      At the time of, or following each acquisition, FPA evaluates each acquisition and establishes an appropriate amortization period based on the specific underlying facts and circumstances. Subsequent to such initial evaluation, FPA periodically reevaluates such facts and circumstances to determine if the related intangible asset continues to be realizable and if the amortization period continues to be appropriate. As the underlying facts and circumstances subsequent to the date of acquisition can change, there can be no assurance that the recorded value of such intangible assets will be realized by FPA. In the past, FPA has recorded charges for impairment of goodwill, including
(i) in 1995, $434,000 related to the sale and closing of primary care centers and (ii) in 1996, $4.1 million relating to a 1995 acquisition in Arizona (as a result of continuing losses in the acquired entity) and $14.8 million related to certain emergency room contracts (which were terminated after acquisition of the contracting entity). Although at June 30, 1997, the net unamortized balance of intangible assets acquired was not considered to be impaired, any future determination, based on reevaluation of the underlying facts and circumstances, that a significant impairment has occurred would require the write-off of the impaired portion of unamortized intangible assets, which could have a material adverse effect on the Company's business and results of operations.

DIFFICULTY IN CONTROLLING HEALTH CARE COSTS; CAPITATED NATURE OF REVENUE

      Agreements with Payors typically provide for the Professional Corporations or certain subsidiaries of FPA to receive prepaid monthly fees per enrollee known as "capitation" payments. FPA's profitability primarily depends upon its ability to control costs and the ability of the Professional Corporations to incur less in medical, hospital and administrative costs than the capitation revenue received from Payors. Such profitability is achieved through effective management of the provision of medical services by physicians in the FPA Network, including controlling utilization of specialty care physicians and other ancillary providers, purchasing services from physicians outside the FPA Network at competitive prices and negotiating favorable rates with hospitals. Agreements with Payors may also contain shared risk arrangements under which additional compensation can be earned based on the provision of high-quality, cost-effective health care to enrollees but which may require that a portion of any loss in connection with such shared risk arrangements be assumed by FPA, which would reduce FPA's net income. The amount of non-capitated medical and hospital costs in any period could be affected by factors beyond the control of the FPA Network, such as changes in treatment protocols, epidemics, disasters, new technologies and inflation. To the extent that specialty care physicians' fees or hospital costs have not been capitated and enrollees require more specialty care than anticipated or have higher than anticipated hospital utilization rates, revenue paid to the FPA Network by Payors may not be sufficient to cover the costs the FPA Network is obligated to pay. FPA purchases stoploss insurance protection which provides thresholds or "attachment points," generally $100,000 for inpatient services, at which substantially all financial exposure for inpatient services of an enrollee beyond such threshold is contractually shifted to the insurer up to a specified level (generally
$1 million), at which point the risk of loss returns to the Company. The failure of FPA to negotiate favorable attachment points in the future could have a material adverse effect on FPA's financial condition, results of operations and/or liquidity. There can be no assurance that FPA will be able to negotiate favorable stoploss attachment points in the future.

RISKS RELATED TO FULL RISK CAPITATION

     Under capitation contracts generally, Professional Corporations accept capitation payments and, as a result, accept the financial risk for the provision of health care services, including those not normally performed and provided by professional corporations comprised of primary care physicians under Payor contracts (e.g., specialty care physician services). Under substantially all Payor contracts, the Professional Corporations accept the financial risk for the provision of outpatient medical services ("fully delegated" contracts). Under certain Payor contracts, a Professional Corporation also accepts the financial risk for hospital services. Approximately 18.8% and 18.3% of FPA's total operating revenue for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively, was generated from contracts in which the subsidiaries and Professional Corporations accepted the financial risk for outpatient medical and hospital services. In the event that (i) FPA is unable to negotiate favorable prices or rates in contracts with providers of these services on behalf of the Professional Corporations or (ii) the subsidiaries and Professional Corporations are unable to control effectively the utilization of these services, FPA could experience material adverse effects on its results of operations.

RISKS RELATED TO FEE-FOR-SERVICE CONTRACTS

      Sterling provides physician practice management services to hospitals under two types of contractual arrangements: fee-for-service contracts and flat-rate contracts. In general, under fee-for-service contracts, Sterling's revenues are derived from amounts billed to patients and collected for the account of Sterling. In contrast, under flat-rate contracts Sterling's revenue is derived from payments of negotiated amounts paid by the hospital. Under fee-for-service contracts, Sterling accepts responsibility for billing and collection, and consequently assumes the financial risks related to changes in patient volume, Payor mix and third party reimbursement rates. Any change in reimbursement policies and practices, Payor mix, patient volume or covered services could materially adversely affect the operations of FPA, particularly under fee-for-service contracts. Sterling's fee-for-service contractual arrangements also involve a credit risk related to uncollectibility of accounts. In addition, fee-for-service contracts have less favorable cash flow characteristics than flat-rate contracts due to longer collection periods. Failure to manage adequately the collection risks and working capital demands associated with fee-for-service contracts could have a material adverse effect on FPA.

DEPENDENCE ON GOVERNMENTAL AND OTHER THIRD PARTY PAYORS


      As a result of the Sterling acquisition, a significant portion of FPA's operating revenue is derived from payments made by government-sponsored health care programs as well as from other third party payors. For the year ended December 31, 1996 and the six months ended June 30, 1997, approximately 34% and 27%, respectively, of FPA's revenues were derived from government payors. The Medicare and Medicaid programs are subject to substantial regulation by the federal and state governments, which are continually revising and reviewing the programs and their regulations. In addition, funds received under these programs are subject to audit with respect to the proper billing for physician services and, accordingly, retroactive adjustments of revenue from these programs may occur. While FPA seeks to comply with applicable Medicare and Medicaid reimbursement regulations, there can be no assurance that FPA would be found to be in compliance with such regulations should it be subject to audit. Continuing budgetary constraints at both the federal and state level and the rapidly escalating costs of health care and reimbursement programs have led, and may continue to lead, to significant reductions in government and other third party reimbursements for certain medical charges and to the negotiation of reduced contract rates or capitated or other financial risk-shifting payment systems by third party payors with service providers. Both the federal government and various states are considering imposing limitations on the amount of funding available for various health care services. In recent years, the U.S. Congress has considered various budget proposals intended to reduce the rate of increase in Medicare and Medicaid expenditures through cost savings and other measures. The Balanced Budget Act of 1997, which becomes effective October 1, 1997, includes, among other matters, Medicare and Medicaid reform legislation. The Medicare legislation will, among other things, (i) reduce Medicare payments to managed care plans and alter the payment structure; (ii) require managed care plans to make medically necessary care available 24 hours a day; (iii) prohibit plans from restricting providers advice about medical care or treatment ("gag clauses"); (iv) eliminate the 50/50 enrollment rule and replace it with enhanced quality and outcome measures; (v) authorize provider-sponsored organizations to contract directly with Medicare; and (vi) establish a medical savings account demonstration project. The Medicaid legislation will, among other things, (i) enable states to require Medicaid beneficiaries to enroll in managed care plans without receiving federal waivers; (ii) repeal the 75/25 enrollment rule and replace it with quality assurance standards; (iii) ban "gag clauses"; and (iv) provide states with greater discretion to set reimbursement rates. FPA cannot predict the effect that this legislation or current and future proposals regarding government funded programs would have on its operations. Additionally, Resource Based Relative Value Scale ("RBRVS"), a system of reimbursement intended to reallocate medical reimbursement among medical specialties, took effect on January 1, 1992 and was phased in over a four-year period. Under the regulations relating to the RBRVS fee structure, the aggregate fee payments from Medicare for certain emergency department procedures may be reduced in some circumstances. There can be no assurance that the payments under governmental and private third party payor programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. Furthermore, changes in reimbursement regulations, policies, practices, interpretations or statutes that place material limitations on reimbursement amounts or practices could adversely affect the operations of FPA.

RELIANCE ON CERTAIN PAYORS

      For the year ended December 31, 1994, CareAmerica of Southern California, Inc. ("CareAmerica") accounted for 11.3% of FPA's operating revenue. For the year ended December 31, 1995, Foundation accounted for 26.2% of FPA's operating revenue. For the year ended December 31, 1996, Foundation and PCA Qualicare accounted for 16.1% and 11.3%, respectively, of FPA's operating revenue. For the six months ended June 30, 1997, Foundation and PCA Qualicare accounted for 19.4% and 12.7%, respectively, of FPA's operating revenue.

TERMINABILITY OF PAYOR CONTRACTS

      Contracts with Payors generally provide for terms of one to thirty years, may be terminated earlier without cause, upon notice and upon renewal or in a number of other circumstances and are subject to negotiation of capitation rates, covered benefits and other terms and conditions. At times, Payor contracts may be continued on a month-to-month basis while the parties renegotiate the terms of the contracts. Agreements with hospitals to provide contract management services generally have terms of one or two years and are renewable automatically unless either party gives written notice of its intent not to renew at least 90 days prior to the end of the term. Many of these agreements provide for termination by the hospital without cause on relatively short notice. There can be no assurance that any of such contracts will not be terminated early, will be renewed or that they will contain favorable terms. Since January 1994, a number of Sterling's hospital services agreements have been terminated as a result of non-renewal, termination by the hospital, termination by Sterling or hospital closure. Future consolidation in the health care industry may result in future hospital services agreements being terminated. The loss of any Payor or hospital contract and the failure to regain or retain such Payor's members or the related revenues without entering into new Payor relationships or hospital contracts could have a material adverse effect on FPA.

      As of June 30, 1997, approximately 39% of FPA's membership is pursuant to Payor agreements with Foundation. The terms of these Payor agreements are thirty years with automatic five-year renewal periods. These agreements commit certain FPA subsidiaries and Professional Corporations to, among other things, contract with Foundation for all benefit programs and to maintain sufficient medical personnel to provide reasonable and adequate access to professional services for all benefit programs offered by Foundation, to keep care centers open given specified levels of patients and to agree to certain pricing and contracting parameters with Foundation. The agreements may be terminated in a number of circumstances, including in the event of a material breach or a violation of applicable laws, rules or regulations. A significant modification to or termination of such agreements would have a material adverse effect on FPA's results of operations.

DEPENDENCE ON PRIMARY CARE PHYSICIANS AND EMERGENCY MEDICINE PHYSICIANS

      Primary care physicians are an integral part of the FPA Network, as they provide and manage medical services offered to enrollees. FPA's growth depends, in part, on its ability to retain existing and attract additional primary care physicians to the FPA Network. There can be no assurance that physicians presently in the FPA Network will not leave the FPA Network, that FPA will be able to attract additional primary care physicians into the FPA Network or that the amount of capitation or fee-for-service payments to physicians will not have to be increased. To the extent that primary care physicians leave the FPA Network or capitation or fee-for-service payments to physicians are increased, FPA's results of operations may be materially adversely affected. In order to provide management services to hospital emergency departments, FPA must recruit and retain sufficient numbers of qualified physicians. There is a substantial shortage of board certified emergency medicine physicians, and FPA competes with many types of health care providers, as well as teaching, research and governmental institutions, for the services of such physicians. An inability to recruit and retain emergency medicine physicians could adversely affect FPA's ability to add new and retain existing hospital clients.


      On December 5, 1996, the Thomas-Davis Medical Centers, P.C. ("TDMC") physicians located in Tucson, Arizona (the "petitioners") voted to be represented by the Federation of Physicians and Dentists (the "Union"). On February 13, 1997, the TDMC employees located in Tucson voted to be represented by the Union of Health and Hospital Care Employees. On September 24, 1997, a District Court Judge for the United States District Court for the District of Arizona granted a temporary injunction and ordered, among other things, FPA and TDMC to recognize the Union as the exclusive bargaining agent for the petitioners and from making unilateral changes in the terms and conditions of employment, and upon request of the Union, to recognize and bargain in good faith with the Union as the exclusive collective bargaining agent of the petitioners concerning wages, hours and other terms and conditions of employment. TDMC and the Union commenced bargaining on October 1, 1997. TDMC and FPA are in the process of appealing certain aspects related to such representation; however, there can be no assurance as to the outcome of such appeals. Although FPA does not expect union affiliations of its Arizona employees to have a material adverse effect on its results of operations or financial condition, there can be no assurance that future affiliations and/or collective bargaining arrangements will not have a material adverse effect on FPA's results of operations and financial condition.


RISKS RELATED TO CLASSIFICATION OF PHYSICIANS AS INDEPENDENT CONTRACTORS

      FPA's subsidiary, Sterling, generally contracts with emergency room physicians as independent contractors to provide services to its hospital clients. These independent contractor physicians are paid on an hourly basis. Pursuant to such compensation arrangements, independent contractor physicians do not share in the profit derived by FPA from FPA's operations. Because FPA regards its contracted physicians as independent contractors and not as employees, FPA does not withhold federal or state income taxes, make federal or state unemployment tax payments or provide workers' compensation insurance for such physicians. There can be no assurance that federal or state taxing authorities or other parties will not challenge the classification of such independent contractor physicians and determine that such physicians should be classified as employees. In the event that the physicians under contract with FPA are determined to be employees, FPA will be materially and adversely affected and FPA may be subject to retroactive taxes and penalties.

STATE LAWS REGARDING PROHIBITION OF CORPORATE PRACTICE OF MEDICINE

      In certain states in which FPA conducts or may conduct business, general business corporations are not permitted to practice medicine, exercise control over physicians who practice medicine or engage in certain practices such as fee-splitting with physicians. The corporate practice of medicine refers to the rendering directly, or through employment, of medical services by a general business corporation. As stated in the Notes to its Consolidated Financial Statements incorporated by reference herein, FPA believes that it has perpetual and unilateral control over the assets and operations of the various affiliated Professional Corporations. There can be no assurance that regulatory authorities will not take the position that such control conflicts with state laws regarding the corporate practice of medicine or other federal or state restrictions. Although FPA believes its operations as currently conducted are in material compliance with existing applicable laws, there can be no assurance that the existing organization of FPA and its contractual arrangements with affiliated physicians will not be successfully challenged in states in which it operates as constituting the unlicensed practice of medicine or that the enforceability of the provisions of such arrangements, including non-competition agreements, will not be limited. In the event of action by any regulatory authority limiting or prohibiting FPA from carrying on its business or from expanding the operations of FPA to certain jurisdictions, structural and organization modifications may be required, which could have an adverse effect on FPA's business and results of operations.

      Because certain state laws prohibit general business corporations from controlling professional corporations contractually or otherwise, FPA has structured its contracts with the Professional Corporations so that such corporations retain the right to enter into contracts for the provision of medical services or make other financial commitments. Such contracts allow the Professional Corporations to make commitments which could be on terms which may not be advantageous to FPA. For example, a Professional Corporation could decline to enter into Payor contracts which are negotiated for it by FPA or, alternatively, could decide to enter into Payor contracts which FPA does not believe are financially advantageous. Physicians who contract with these corporations may also have the legal right to decline to use other physicians in the FPA Network or specialists having a pre-existing, subcapitated or fixed fee relationship with the FPA Network. These decisions, if made by a Professional Corporation or a physician, could have a material adverse effect on FPA's business and financial condition.

POSSIBLE NEGATIVE EFFECTS OF PROSPECTIVE HEALTH CARE REFORM

      Various plans have been proposed and are being considered on federal, state and local levels to reduce costs in health care spending. Although FPA believes its management model responds to the concerns addressed by such plans, it is not possible to assess the likelihood any of these proposals will be enacted or to assess the impact any of these proposals may have on reimbursement to health care providers. Any plan to control health care costs, however, could result in lower rates of reimbursement. Lower rates of reimbursement may reduce the amount ultimately received by FPA and, accordingly, may have a material adverse effect on FPA's business and results of operations.

      In recent years, legislation has been proposed in Congress to implement an "any willing provider" law on a national level. These laws, which are in effect in some states, require managed care organizations, such as HMOs, to contract with any physician who is appropriately licensed and who meets any applicable membership criteria. Such laws could limit the flexibility of managed care organizations, such as FPA, to achieve efficiency by controlling the size of their primary care provider networks and the number of specialty care providers to whom enrollees are referred. At present, no state in which FPA Network physicians practice has such a law although "any willing provider" laws have been proposed in states in which FPA operates. FPA cannot predict what effect such laws would have on its operations.

POSSIBLE NEGATIVE EFFECTS OF GOVERNMENTAL REGULATIONS

      The health care industry is subject to extensive federal and state regulation. Changes in the regulations or reinterpretations of existing regulations may significantly affect the FPA Network. FPA and the Professional Corporations are subject to federal legislation that prohibits activities and arrangements that provide kickbacks or other economic inducements for the referral of business under the Medicare and Medicaid programs. Noncompliance with the federal anti-kickback legislation can result in exclusion from the Medicare and Medicaid programs and civil and criminal penalties. The federal government has promulgated "safe harbor" regulations that identify certain business and payment practices which are deemed not to violate the federal anti-kickback statute. In addition, federal legislation currently restricts the ability of physicians to refer Medicare or Medicaid patients to certain entities in which they have an ownership interest or compensation arrangement for health care services, including clinical laboratory services. With respect to the self-referral prohibitions, the entity and the referring physician are prohibited from receiving Medicare or Medicaid reimbursement for services rendered and civil penalties may be assessed. Many states, including states in which FPA does business, have similar anti-kickback and anti-referral laws. Penalties similar to those imposed by federal law are provided for violation of state anti-kickback and anti-referral laws. FPA believes that its operations comply with all applicable anti-kickback and anti-referral laws. In addition, health care reforms may expand existing anti-kickback and anti-referral laws to apply to all health care payors, not just Medicare and Medicaid. It is unclear how any reform legislation would affect health care provider networks or other types of managed care arrangements. There can be no assurance that FPA will be able to comply with any new laws.

      Furthermore, a number of states prohibit sharing professional fees (or fee splitting) with anyone other than a member of the same profession. There can be no assurance that such laws will ultimately be interpreted in a manner consistent with the practices of FPA.

      Federal and state laws regulate insurance companies, HMOs and other managed care organizations. Many states also regulate the establishment and operation of networks of health care providers. Generally, these laws do not apply to the hiring and contracting of physicians by other health care providers. There can be no assurance that regulators of the states in which FPA operates would not apply these laws to require licensure of FPA's operations as an HMO, an insurer or a provider network. FPA believes that it is in compliance with these laws in the states in which it does business, but there can be no assurance that interpretations of these laws by the regulatory authorities in these states or in the states in which FPA may expand will not require licensure or a restructuring of some or all of FPA's operations. In the event that FPA is required to become licensed under these laws, the licensure process can be lengthy and time consuming and, unless the regulatory authority permits FPA to continue to operate while the licensure process is progressing, FPA could experience a material adverse change in its business while the licensure process is pending. In addition, many of the licensing requirements mandate strict financial and other requirements which FPA may not be able to meet. Further, once licensed, FPA would be subject to continuing oversight by and reporting to the respective regulatory agency.

      Although under the laws of most states the business of insurance generally is defined to include acceptance of financial risk and has not extended to physician networks, the Knox-Keene Health Care Service Plan Act of 1975, as amended (the "Knox-Keene Act"), a California statute that applies to managed care health service plans, requires all health care service plans to be licensed by the California Department of Corporations (the "Department"). The Department has determined that physician management companies like the Company must apply for and operate under a restricted Knox-Keene license. FPA's restricted license application was approved by the Department in December 1996. The loss or revocation of such license would have a material adverse effect on FPA.

      In addition, there can be no assurance that regulatory authorities in the other states in which FPA or its affiliates operate will not impose similar requirements or that future interpretations of insurance laws and health care network laws by the regulatory authorities in these states or other states will not require licensure or a restructuring of some or all of the operations of FPA.

      The National Association of Insurance Commissioners ("NAIC") recently adopted the Managed Care Plan Network Adequacy Model Act (the "Model Act") which is intended to establish standards for the creation and maintenance of networks by health carriers and establish requirements for written agreements among health carriers offering managed care plans, participating providers and intermediaries, like the Company, which negotiate provider contracts, regarding the standards, terms and provisions under which a participating provider will provide services to covered persons. The Model Act does not carry the force of law unless it is adopted by state legislatures. The Company does not know which states, if any, will adopt the Model Act. There can be no assurance that the Company will be able to comply with the Model Act or any other act adopted by NAIC if it is adopted in any state in which the Company does business or the effect such compliance could have on FPA's operations.

ANTITRUST REGULATION

      FPA's affiliated IPAs and Professional Corporations are separate legal entities due to legal and regulatory requirements; if they are deemed to be competitors in specified markets, they may be subject to various laws that prohibit anti-competitive conduct, including price fixing, concerted refusals to deal and division of market. Alternatively, if FPA's affiliated IPAs and Professional Corporations, although separate entities, are deemed to be part of a single entity or system, they may be subject to laws that prohibit anti-competitive combinations or activities if the number of affiliated physicians in specified markets exceeds certain thresholds. The Company believes that it is in compliance with the antitrust laws, but there can be no assurance that the Company's interpretation is consistent with that of federal or state authorities or courts or that such circumstances will remain as the Company grows and matures and as further regulations are promulgated and interpretations thereof issued.

COMPETITIVE MARKET FORCES

      The managed care industry is highly competitive and is subject to continuing changes in how services are provided and how providers are selected and paid. Increased enrollment in prepaid health care plans because of health care reform or for other reasons, increased participation by physicians in group practices and other factors may attract entrants into the physician practice management services segment of the managed care industry and result in increased competition for FPA. In addition, local physician groups and hospitals are also trying to combine their services into integrated delivery networks. Certain of FPA's competitors are significantly larger and better capitalized, provide a wider variety of services, may have greater experience in providing physician practice management services and may have longer established relationships with Payors. Accordingly, FPA may not be able to continue to increase the number of providers in the FPA Network, negotiate contracts with new Payors on behalf of the Professional Corporations or renegotiate favorable contracts with current Payors. The inability of FPA to increase the number of providers in the FPA Network and negotiate favorable contracts with Payors could have a material adverse effect on FPA.

      In addition, as a result of consolidation among Payors, certain Payors are able to negotiate or are in the process of negotiating significant reductions in the capitation payments to providers. Further, certain Payors have deleted shared risk arrangements from their contracts with providers thereby decreasing the amount of compensation such Payors are paying providers. To date, none of the Payors has deleted shared risk arrangements from its contract with any Professional Corporation. If Payors negotiate cost reductions with such Professional Corporations or eliminate shared risk arrangements in which the Professional Corporations are currently participating, such actions could have a material adverse effect on the results of operations of FPA.

POTENTIAL LIABILITIES

      In recent years, physicians, hospitals and other participants in the managed health care industry have become subject to an increasing number of lawsuits alleging medical malpractice as well as claims based on the withholding of approval for or reimbursement of necessary medical services. Many of these lawsuits involve large claims and substantial defense costs. The Company has been named as a party in such suits and claims and will likely be named as a party in similar suits and claims in the future. FPA maintains an errors and omissions policy relating to its utilization review activities and is included as a named or additional insured on the policies of the Professional Corporations. There can be no assurance that insurance coverage for lawsuits brought or which may be brought against FPA will be sufficient to cover FPA's expenses or losses. There can be no assurance that insurance coverage will be sufficient, and, if insufficient, that such suits or claims will not have a material adverse effect on the Company's financial condition and results of operations. Further, FPA could be held liable for the negligence of a contracted health care professional if such health care professional were regarded as an employee or agent of FPA in the practice of medicine. The Texas legislature has enacted legislation effective September 1, 1997 which provides that a health insurance carrier, health maintenance organization or managed care entity has the duty to exercise ordinary care when making health care treatment decisions and is liable for damages for harm to an insured or enrollee proximately caused by its failure to exercise such ordinary care or proximately caused by treatment decisions made by its employees, agents, ostensible agents or representatives acting on its behalf and over whom it exercises influence or control. Given the recent enactment of this legislation and the lack of judicial interpretation thereof, FPA cannot assess the impact this legislation may have on its operations in Texas; however, if the legislation is utilized by patients to bring successful malpractice actions against managed care entities such as FPA, the cost of providing health care as well as the cost of insurance coverage against such actions could increase, which could have an adverse impact on FPA's results of operations. In addition to any potential tort liability of FPA, FPA's emergency department contracts with hospitals generally contain provisions under which FPA agrees to indemnify the hospital for losses resulting from the malpractice of contracted physicians.

      An increasing number of health care providers and other entities are being faced with lawsuits alleging fraudulent billing practices under the federal Civil False Claims Act. The Civil False Claims Act permits a person (generally employees or former employees of the health care provider or other entity) to assert the rights of the government by initiating a qui tam action against a health care provider or other entity if such person has or purports to have information that the health care provider or other entity falsely and fraudulently submitted a claim to the government for payment. Upon filing, the government has the opportunity to intervene and assume control of the case. Penalties of up to $10,000 for each false or fraudulent claim presented to the government for payment may be awarded as well as treble damages. Defendants also may be excluded permanently or for a period of time from participation in the Medicare and Medicaid programs. Because of penalties and treble damages, many of these lawsuits involve large monetary claims and substantial defense costs. If a qui tam action is successfully prosecuted, no assurance can be given that such action would not have a material adverse effect on FPA and its operations.

        AHI is a defendant in a class action securities lawsuit entitled In re AHI Healthcare Systems, Inc. Securities Litigation filed in the United States District Court for the Central District of California, Western Division. The suit was initially filed on December 20, 1995 against AHI, certain of its officers and directors, and all of the underwriters of AHI's common stock in AHI's initial public offering. The suit asserts that AHI artificially inflated the price of its stock by, among other things, misleading securities analysts and by failing to disclose in its initial public offering prospectus alleged difficulties with the acquisition of Lakewood Health Plan, Inc. and with two of AHI's payor contracts with FHP, Inc. The plaintiffs seek unspecified damages on behalf of the stockholders who purchased AHI's common stock between September 28, 1995 and December 19, 1995. On January 17, 1997 the district court (a) granted AHI's motion for partial summary judgment and dismissed the class plaintiffs' claims concerning the alleged misrepresentations regarding AHI's intended use of initial public offering proceeds and AHI's relationship with FHP, Inc. but (b) denied summary judgment on the claims relating to the proposed acquisition of Lakewood Health Plan, Inc. As a result, only those claims relating to Lakewood Health Plan and AHI's alleged liability for the public statements of securities analysts following AHI remain in the suit. Since the court's ruling on AHI's motion for partial summary judgment, the plaintiffs have asked the court for leave to amend their complaint to add an additional claim alleging problems with AHI's medical group operations in Downey, California. FPA intends to vigorously defend this lawsuit and does not expect that the outcome of this lawsuit will have a material adverse effect.

FLUCTUATIONS IN QUARTERLY RESULTS

      FPA's financial statements (including interim financial statements) contain accruals which are calculated quarterly for estimates of amounts assigned by certain FPA subsidiaries and the Professional Corporations to FPA and paid by Payors based upon hospital utilization ("shared risk revenues"). Quarterly results have in the past and may in the future be affected by adjustments to such estimates for actual costs incurred. Historically, these subsidiaries and Professional Corporations and Payors generally reconcile differences between actual and estimated amounts receivable or payable relating to Payor shared risk arrangements in the second or third quarter of each year. In the event that these subsidiaries, Professional Corporations and Payors are unable to reconcile such differences, extensive negotiation, arbitration or litigation relating to the final settlement of these amounts may occur. To the extent that the FPA Network expands to include additional Payors, the timing of these adjustments may vary; this variation in timing may cause FPA's quarterly results not to be directly comparable to corresponding quarters in other years. FPA's financial statements also include estimates of costs for covered medical benefits incurred by enrollees, which costs have not yet been reported by the providers. While these estimates are based on information available to FPA at the time of calculation, actual costs may differ from FPA's estimates of such amounts. If the actual costs differ significantly from the amounts estimated by FPA, adjustments will be required and quarterly results may be affected. Quarterly results may also be affected by movements of Payor members from one Payor to another, particularly during periods of open enrollment for HMOs. Fluctuations in the Company's quarterly operating results could result in significant volatility in, and otherwise adversely affect, the market price for the Common Stock.

POSSIBLE VOLATILITY OF STOCK PRICE

      Recently, there has been significant volatility in the market prices of securities of companies in the health care industry, including the price of FPA common stock. Many factors, including announcements of new legislative proposals or laws relating to health care reform, the performance of, and investor expectations for, FPA, analysts' comments, the trading volume in FPA common stock and general economic and market conditions, may influence the trading price of FPA common stock. Accordingly, there can be no assurance as to the price at which FPA common stock will trade in the future.

DEPENDENCE UPON KEY PERSONNEL; EMPLOYMENT CONTRACTS

      FPA is dependent upon the active participation of its executive officers and directors, particularly Dr. Sol Lizerbram, Chairman of the Board, Dr. Seth Flam, President and Chief Executive Officer and Dr. Stephen Dresnick, President of Sterling. The loss to FPA of the services of Drs. Lizerbram, Flam or Dresnick could have a material adverse effect upon FPA's future operations. FPA has an employment contract with each of Drs. Lizerbram, Flam and Dresnick. FPA has not purchased key-man life insurance on any of its key personnel.


RISKS OF DILUTION; ADDITIONAL CAPITAL NEEDS

      FPA's expansion strategy includes acquisitions of, and affiliations with, individual and group physician practices as well as organizations that provide management services to such practices. Such acquisitions or affiliations may be consummated using newly issued shares of FPA common stock, or securities convertible into or exercisable for the purchase of FPA common stock, as consideration. The issuance of additional shares of FPA common stock may have a dilutive effect on the net tangible book value or earnings per share of FPA following such issuance.

      FPA's expansion strategy also requires substantial capital investments. Capital is needed not only for the acquisition of the assets of physician practices, but also for their effective integration, operation and expansion and for the addition of medical equipment and technology. In the event that FPA common stock does not maintain sufficient valuation, or potential acquisition candidates are unwilling to accept FPA common stock as part of the consideration for the sale of the assets of their businesses, FPA may be required to utilize more of its cash resources. There can be no assurance that FPA will have sufficient cash resources or will be able to obtain additional financing or that, if available, such financing will be on terms acceptable to FPA. Further, an inability to obtain additional capital through subsequent debt or equity financings may negatively affect FPA's existing operations and its future growth.

SHARES ELIGIBLE FOR FUTURE SALE


      Sales of substantial amounts of Common Stock in the public market after conversion of the Debentures, or otherwise, or the perception that such sales could occur, may adversely affect prevailing market prices of FPA common stock. As of September 19, 1997, 33,789,827 shares of FPA common stock are issued and outstanding. In addition, as of September 24, 1997 the Company had granted options or warrants to purchase, or securities (excluding the Debentures) convertible into 7,881,838 shares of FPA common stock and 3,107,900 shares of FPA common stock are issuable upon conversion of the Debentures. Approximately 5,142,000 shares of outstanding FPA common stock are subject to registration rights agreements which permit such shares to be included in future registration statements of common stock or other securities of FPA. In addition, the Company has granted registration rights to certain former AHI stockholders in the event that such stockholders are unable to sell a specified number of shares in accordance with the provisions of Rule 144. The Company does not believe a registration statement regarding such shares will need to be filed.


ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS

      FPA's Certificate of Incorporation, as amended, and By-laws contain certain provisions that could have the effect of making it more difficult for a person to acquire, or of discouraging a third party from attempting to acquire, control of FPA. FPA's Certificate of Incorporation authorizes the Board of Directors without the approval of the stockholders to issue Preferred Stock. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging a person from acquiring a majority of the outstanding common stock. There are no shares of Preferred Stock presently outstanding and FPA has no present plans to issue any shares of Preferred Stock.

      Under FPA's Credit Agreement, FPA may not enter into any merger or consolidation arrangement or purchase any securities of or any assets constituting a business unit of another person except, among other things, for Permitted Acquisitions (as defined in the Credit Agreement). These provisions could serve to impede or prevent a change of control of FPA or have a depressive effect on FPA's stock price.

                                 USE OF PROCEEDS

      The Company will not receive any of the proceeds from the sales of the Individual Shares offered hereby.

                                 DIVIDEND POLICY

      The Company declared no cash dividends on the Common Stock during 1995, 1996 and 1997 to date. The Company currently intends to retain earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future. Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends (including under the Credit Agreement and the Debentures) and other relevant factors.

                          DESCRIPTION OF CAPITAL STOCK

      The Company's authorized capital stock consists of 98,000,000 shares of Common Stock, $.002 par value per share, and 2,000,000 shares of Preferred Stock, $.001 par value per share. As of September 24, 1997, there were 33,789,827 shares of common stock and no shares of Preferred Stock issued and outstanding.

COMMON STOCK

      Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock do not have cumulative voting rights and, therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

      Holders of the common stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the terms of any agreement governing the Company's indebtedness. The Company does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy." In the event of the liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities.

      Holders of the common stock have no preemptive, conversion or redemption rights and are not subject to further calls or assessments by the Company. All of the outstanding shares of common stock are validly issued, fully paid and nonassessable.

      The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

PREFERRED STOCK

      The Board of Directors has the authority, without any vote or action by the stockholders, to issue Preferred Stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof, including the voting rights, dividend rights, dividend rate, conversion rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. In addition, the issuance of Preferred Stock by the Board of Directors could be utilized, under certain circumstances, as a method of preventing a takeover of the Company at a premium above the then-prevailing market price. See "Risk Factors -- Anti-Takeover Effect of Certain Provisions."

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

      The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law ("Delaware Law"). In general, Section 203 prevents an interested stockholder (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware Corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder the board of directors of the corporation approved the transaction or the business combination in which the interested stockholder became an interested stockholder; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation, and held by certain employee stock ownership plans); or
(iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

      The Company's Bylaws provide that the exact number of directors shall be fixed from time to time by the Board of Directors. At each annual meeting of stockholders, directors will be elected to succeed those directors whose terms have expired, and each newly elected director will serve for a three-year term. Directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors.

LIMITATION OF LIABILITY AND INDEMNIFICATION AGREEMENTS

      The Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware General Corporation Law, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director. Under current Delaware Law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through
(iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware General Corporation Law.

      In addition, the Company has entered into agreements (the "Indemnification Agreements") with certain of the directors and officers of the Company pursuant to which the Company agrees to indemnify such director or officer from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by such director or officer and arising out of his capacity as a director, officer, employee and/or agent of the corporation of which he is a director or officer to the maximum extent provided by applicable law. In addition, such director or officer shall be entitled to an advance of expenses to the maximum extent authorized or permitted by law to meet the obligations indemnified against. The Indemnification Agreements also obligate the Company to cover each director and officer in the event the Company purchases and maintains insurance for the benefit and on behalf of its directors and officers insuring against all liabilities that may be incurred by each director or officer in or arising out of his capacity as a director, officer, employee and/or agent of the Company.

      To the extent that the Board of Directors or the stockholders of the Company may in the future wish to limit or repeal the ability of the Company to indemnify directors and officers, such repeal or limitation may not be effective as to directors and officers who are currently parties to the Indemnification Agreements because their rights to full protection are contractually assured by the Indemnification Agreements. It is anticipated that similar contracts may be entered into, from time to time, with future directors and officers of the Company.

REGISTRATION RIGHTS


      The Company has granted registration rights with respect to approximately 5,142,000 shares of FPA Common Stock related to various acquisitions. Such agreements permit such shares to be included in future registration statements of common stock or other securities of FPA. In addition the Company has granted registration rights to certain former AHI stockholders in the event that such stockholders are unable to sell a specified number of shares in accordance with the provisions of Rule 144. The Company does not believe a registration statement regarding such shares will need to be filed.

                              SELLING STOCKHOLDERS

      The following table sets forth information with respect to the Selling Stockholders, the number of Individual Shares offered hereby and the number of shares to be owned by each Selling Stockholder if all Individual Shares offered hereby are sold. Substantially all of these Selling Stockholders have agreed to a lock-up of the shares offered hereby until the day following the date when financial results covering at least 30 days of post-merger combined operations of FPA and HealthCap have been published.



                                                     SHARES
                                                   BENEFICIALLY                      SHARES TO BE
                                                   OWNED BEFORE                      BENEFICIALLY
                                                     OFFERING             SHARES  OWNED AFTER OFFERING
     NAME                                        NUMBER    PERCENT       OFFERED   NUMBER    PERCENT
     ----                                       -------    -------      --------   ------    -------
     Allstate Insurance Company                 173,032       *         173,032      --         --
     Allstate Life Insurance Company            105,573       *         105,573      --         --
     Agents Pension Plan                         15,308       *          15,307      --         --
     Allstate Retirement Plan                    12,246       *          12,245      --         --
     Charles H. Blanchard                        20,726       *          20,726      --         --
     Edward Buckner                                 712       *             712      --         --
     Theresa Buscemi                                250       *             250      --         --
     Terri Doe-Roberts                              932       *             932      --         --
     Vanessa Emerick                                233       *             232      --         --
     Patricia Hedrick                               250       *             250      --         --
     Doris Johnson                                2,072       *           2,072      --         --
     Donald J. Jones                              7,254       *           7,254      --         --
     KADDAK Limited Partnership                  24,871       *          24,871      --         --
     Robert B. McCray                           123,529       *         123,529      --         --
     Nader Naini                                  4,974       *           4,974      --         --
     Donna J. Rockenbach                          7,254       *           7,254      --         --
     Dana Simpson                                   207       *             207      --         --
     Scott T. Smith                               7,461       *           7,461      --         --
     Steven C. Thomas                           149,230       *         149,230      --         --
     Michael C. Wright                          468,418      1.4%       468,418      --         --
     Randall M. Baum and Besty S. Baum,           1,415       *           1,415      --         --
     Trustees of the Baum Family Revocab1e
     Trust, UTA dated February 21, 1997
     Charles Blanchard                            1,415       *           1,415      --         --
     Arthur Blank                                14,154       *          14,154      --         --
     Ronald M. and Lisa S. Brill                  2,123       *           2,123      --         --
     Brian P. Burns                               7,077       *           7,077      --         --
     Arthur B. Calcagnini                         8,493       *           8,493      --         --
     Patricia Chirls                              1,415       *           1,415      --         --
     Martin D. Cohn and Gerald L. Cohn,           2,123       *           2,123      --         --
     Trustees for Gerald L. Cohn
     Gerald Cohn                                  1,982       *           1,982      --         --
     Archibald Cox                                7,077       *           7,077      --         --
     WSGR Profit Sharing Plan, D.M. Laurice         354       *             354      --         --
     & M.M. Rosati, Trustees, fbo Frances
     Currie
     Peter W. Eising                              1,415       *           1,415      --         --
     Frazier Management, L.L.C.                   2,123       *           2,123      --         --
     Frazier & Company L.P.                         269       *             269      --         --
     Frazier Portfolio Fund                       8,224       *           8,224      --         --
     Alan D. Frazier                              1,415       *           1,415      --         --
     Gerson Bakar 1984 Trust                      7,077       *           7,077      --         --
     Steven Gillis                                1,415       *           1,415      --         --
     Peter and Gloria Gold Revocable              3,539       *           3,539      --         --
     Intervivos Trust
     Greentree Shore Limited Partnership          3,539       *           3,539      --         --
     David E. Harvey                              1,062       *           1,062      --         --
     A. Grant Heidrich, TTEEAGH Separate            708       *             708      --         --
     Property Trust UDT 5/31/83
     Helios Partners                              7,077       *           7,077      --         --
     George P. Hutchinson                         1,415       *           1,415      --         --
     Peter Barton Hutt                            1,982       *           1,982      --         --
     Inverned Associates, Inc.                    9,200       *           9,200      --         --
     Carlisle Jones                                 708       *             708      --         --
     Fred Joseph BS Master Defined                1,062       *           1,062      --         --
     Contribution Profit Sharing Plan,
     Bear Stearns, Custodian
     Saul Kurlat and Gitta Kurlat as              3,539       *           3,539      --         --
     Joint Tenants with Rights of
     Survivorship
     Stephen A. Levin                             7,077       *           7,077      --         --
     Libby D. Group                               2,123       *           2,123      --         --
     Limit & Co.                                 28,309       *          28,309      --         --
     M & G Equities                               7,077       *           7,077      --         --
     Mallard Investments L.P.                    14,154       *          14,154      --         --
     David Maryatt                                1,415       *           1,415      --         --
     Ronald Matricaria                            1,415       *           1,415      --         --
     MF Partners                                  9,200       *           9,200      --         --
     Ali Naini                                      354       *             354      --         --
     Robert Nanovic                               4,246       *           4,246      --         --
     Harry Palmer                                 1,415       *           1,415      --         --
     Donald C. Pelo                               1,415       *           1,415      --         --
     Quogue Investment Partnership                7,077       *           7,077      --         --
     R.A. Investment Group                       28,309       *          28,309      --         --
     R.D. Merrill Company                         5,662       *           5,662      --         --
     Blair and Sarah Rasmussen                    3,539       *           3,539      --         --
     Ralph H. Rinne, M.D.                         2,123       *           2,123      --         --
     Rousso Family Trust                          2,831       *           2,831      --         --
     SASCO Marketing, Inc.                        2,831       *           2,831      --         --
     Norman C. Selby                              1,415       *           1,415      --         --
     Stanley Sirote                               1,415       *           1,415      --         --
     G.W. Skinner Children's Trust                7,077       *           7,077      --         --
     Solar Group S.A.                             7,077       *           7,077      --         --
     Springbrook G.P.                           212,316       *         212,316      --         --
     Stanton Family Trust                         1,769       *           1,769      --         --
     John Stanton & Theresa Gillespie             1,769       *           1,769      --         --
     Eugene L. Step                              14,154       *          14,154      --         --
     Surprise, Inc.                               2,123       *           2,123      --         --
     Andrew & Susan Taussig                         708       *             708      --         --
     Thomas Teague                                1,415       *           1,415      --         --
     George Thompson                              1,062       *           1,062      --         --
     Peter Van Oppen, IRA                           354       *             354      --         --
     Peter Viachos                                1,062       *           1,062      --         --
     Walter Bros.                                 2,832       *           2,832      --         --
     Gary L. Waterman                             4,955       *           4,955      --         --
     Frank Wilkens                                3,540       *           3,540      --         --
     WNC Corporation                              2,123       *           2,123      --         --
     The Patricia W. Wuliger Trust, Jeffrey       7,077       *           7,077      --         --
     and Gregory Wuliger, Trustees
     Frank G. Myers, Jr.                            120       *             120      --         --

     Frank G. Myers, Jr. & Susan F. Myers         9,394       *           9,394      --         --
     Trust
     B.S.& A. Myers Partners                      1,680       *           1,680      --         --
     Nancy S. Mueller Revocable Trust
     Nancy S. Mueller Revocable Trust             2,138       *           2,138      --         --


     G&C Mueller Partners                           534       *             534      --         --
     A. Grant Heidrich III                          120       *             120      --         --
     A. Grant Heidrich III & Jeannette Y.         8,838       *           8,838      --         --
     Heidrich Trust
     BLH Trust                                    1,121       *           1,121      --         --
     AGH, IV Trust                                1,121       *           1,121      --         --
     Michael J. Levinthal                           120       *             120      --         --
     Michael J. Levinthal Trust                   6,932       *           6,932      --         --
     William D. Unger                               120       *             120      --         --
     Unger-Luchsinger Family Trust                6,509       *           6,509      --         --
     ANDMAX Partners                                423       *             423      --         --
     Wendell G. Van Auken                           120       *             120      --         --
     Wendell G. Van Auken & Ethal S. Van          6,932       *           6,932      --         --
     Auken Trust
     Kevin A. Fong                                  120       *             120      --         --
     Devin A. Fong & Salley J. Fong Trust         6,932       *           6,932      --         --
     Yogen K. Dalal                                 120       *             120      --         --
     Dalal Revocable Trust                        5,873       *           5,873      --         --
     Nina M. Dalal 1993 Trust, RK Dalal, ttee       529       *             529      --         --
     Alex R. Dalal 1993 Trust, RK Lalal, ttee       529       *             529      --         --
     Andrew K. Klatt                                167       *             167      --         --
     Abbott:
          California State Teachers'             14,105       *          14,105      --         --
          Retirement System
          Army & Air Force Exhchange Service        705       *             705      --         --
          Trust
          Illinois Municipal Retirement Fund      2,115       *           2,115      --         --
     Andrew W. Mellon Foundation                  4,233       *           4,233      --         --
     Bolsa Company                                1,411       *           1,411      --         --
     Commonwealth Fund                            2,821       *           2,821      --         --
     Computrol, Ltd.                              4,233       *           4,233      --         --
     Trustees of Dartmouth College                2,821       *           2,821      --         --
     Duke University                              4,233       *           4,233      --         --
     Endowment Venture Partners                   9,875       *           9,875      --         --
     Ford, Thomas                                 1,411       *           1,411      --         --
     Greenhouse Associates                        2,115       *           2,115      --         --
     L SCOTT FRANTZ                                 282       *             282      --         --
     WILLIAM T. FRANTZ                              282       *             282      --         --
     Harvard Managment:
          Phemus Corporation                      7,053       *           7,053      --         --
          Harvard Master Trust                      705       *             705      --         --
          Harvard - Yenching Institute              352       *             352      --         --
     McKinney Avenue (Estate of Jane              3,527       *           3,527      --         --
     Walcott Heldt)
     Hewlett Packard Master Trust                 7,053       *           7,053      --         --
     Horsley Bridge Fund II, L.P.                28,214       *          28,214      --         --
     Leeway & Company                            11,286       *          11,286      --         --
     Metcalf, John R.                               352       *             352      --         --
     Metcalf, Susan S. Revocable Trust              352       *             352      --         --
     Massachusetts Institute of Technology       14,107       *          14,107      --         --
     Massachusetts Institute of Technology        5,642       *           5,642      --         --
     Retirement Plan
     Notre Dame de Lac                            4,233       *           4,233      --         --
     NYNEX Master Pension Trust                   7,053       *           7,053      --         --
     Owens-Illinois Master Retirement             2,821       *           2,821      --         --
     Pebble II                                    2,821       *           2,821      --         --
     Phelps Dodge Master Retirement Trust         1,411       *           1,411      --         --
     Trustees of Phillips Academy                 2,821       *           2,821      --         --
     Nassau Capital Funds, L.P.                  11,287       *          11,287      --         --
     Rensselaer Polytechnic Institute             1,411       *           1,411      --         --
     Rockefeller Brothers Fund                    4,233       *           4,233      --         --
     Scintet Development & Holdings                 563       *             563      --         --
     Sherman Fairchild Foundation                 1,411       *           1,411      --         --
     Shing Kwan Investment Co.                    1,411       *           1,411      --         --
     Robert R. Sprague,                             705       *             705      --         --
     Leland Stanford Junior University            9,875       *           9,875      --         --
     Marion R. Stone                                352       *             352      --         --
     Robert G. Stone Jr.                            705       *             705      --         --
     Superior Partners Ltd.                       2,115       *           2,115      --         --
     University of California                    21,160       *          21,160      --         --
     University of Michigan, Regents              1,411       *           1,411      --         --
     Wellesley College                            2,115       *           2,115      --         --
     Yale University                             21,161       *          21,161      --         --
     Basket-Bell Family Trust                       308       *             308      --         --
     Randall S. Battat                               67       *              67      --         --
     Eric Benhamou                                  167       *             167      --         --
     Stephen M. Berkley                             307       *             307      --         --
     Diosado P. Banatao                             307       *             307      --         --
     David A. Brown Family Trust                    213       *             213      --         --
     Carreker Family Trust                          167       *             167      --         --
     Vinton G. Cerf                                  33       *              33      --         --
     Al  Chin                                        83       *              83      --         --
     Kenneth Clark (WSGR Profit Shring Plan)         25       *              25      --         --
     Robert T. Clarkson                              25       *              25      --         --
     Caretha Coleman                                 83       *              83      --         --
     John C. Colligan                                42       *              42      --         --
     Richard G. Couch                               179       *             179      --         --
     Francis S. Currie (WSGR Profit Sharing          25       *              25      --         --
     Plan)
     PSERD Trust, Philip S. & Elayne R.
     Dauber, ttees                                  307       *             307      --         --
     Dobkin Family Trust (Dobkin, R.)               307       *             307      --         --
     Investment Group of Santa Barbara Money        307       *             307      --         --
     Purchase Plan
     Eaton - Yara 1991 Family Trust                 167       *             167      --         --
     F. Terry Eger                                   83       *              83      --         --
     Fallen Oak Partners (Pavlov, George)           196       *             196      --         --
     Thomas  W. Ford                                307       *             307      --         --
     Martin S. Gerstel                              167       *             167      --         --
     James F. Gibbons                               126       *             126      --         --
     David V. Goeddel                               213       *             213      --         --
     James M. Gower                                  83       *              83      --         --
     Robert V. Gunderson Jr.                         83       *              83      --         --
     Timothy M. Haley                                42       *              42      --         --
     Cecelia A. Hayes                                20       *              20      --         --
     1993 Hennessey Revocable Trust                 260       *             260      --         --
     Russell C. Hirsch                              834       *             834      --         --
     Bruce Holland                                  308       *             308      --         --
     Holman Group Inc. Money Purchase                83       *              83      --         --
     Pension Trust
     Huang Revocable Living Trust                   308       *             308      --         --
     Peter B. Hutt                                   67       *              67      --         --
     Wende S. Hutton                                832       *             832      --         --
     Craig W. Johson                                 33       *              33      --         --
     Jennifer V. Jones                               42       *              42      --         --
     David M. Kelley                                 42       *              42      --         --
     Andy Klatt                                   1,166       *           1,166      --         --
     Raju Kucheriapati                              126       *             126      --         --
     Randy Komisar                                   42       *              42      --         --
     Sandra L. Kutrzig Trust                        260       *             260      --         --
     Mark Levin                                      83       *              83      --         --
     Alan Levy                                      308       *             308      --         --
     Keith R. Lobo                                   83       *              83      --         --
     Audrey & Clair, Michael MacLean Trust          167       *             167      --         --
     Joseph Mandato                                 308       *             308      --         --
     Massey Family Trust                             25       *              25      --         --
     Mario Mazzola                                  308       *             308      --         --
     Edward R. McCracken                            308       *             308      --         --
     J. Casey McGlynn (WSGR Profit Sharing Plan      52       *              52      --         --
     Roger McNamee                                   83       *              83      --         --
     Meresman Family Trust                          307       *             307      --         --
     Frederic H. Moll                               260       *             260      --         --
     Allen L. Morgan                                 25       *              25      --         --
     A. Richard Newton                              333       *             333      --         --
     Patterson Family Trust                         167       *             167      --         --
     Mark W. Perry                                  100       *             100      --         --
     John A. Powell Irrevocable Trust                83       *              83      --         --
     Quattrone Family Trust                         213       *             213      --         --
     William R. Rauth III, Cal. Central             307       *             307      --         --
     Trust Bank, ttee
     Mario M. Rosati (WSGR Profit Sharing            91       *              91      --         --
     Plan)
     Saper Family Trust                              25       *              25      --         --
     Jon S. & Marshall, Mayrna G. Saxe              307       *             307      --         --
     Schroeder Family Trust                         250       *             250      --         --
     Larray H. Sonsini                               91       *              91      --         --
     Isaac Stein                                    307       *             307      --         --
     Swanson Family Fund, Ltd., Robert              307       *             307      --         --
     A. Swanson, GP
     Robert H. Swanson, Jr. & Sheila L.              83       *              83      --         --
     Swanson Trust
     VLG Investments 1994                           134       *             134      --         --
     Frank T. Watkins III                           167       *             167      --         --
     Kurt Wheeler                                    83       *              83      --         --
     Will Family Trust, Allan R. & Heidi            100       *             100      --         --
     E. Will, ttees
     WS Investment Company 93E                      832       *             832      --         --
     Frank G. Myers, Jr. & Susan F. Myers            21       *              21      --         --
     Trust
     Nancy S. Mueller Revocable Trust                21       *              21      --         --
     A. Grant Heidrich III & Jeannette Y.            21       *              21      --         --
     Heidrich Community Property
     Michael J. Levinthal Trust                      21       *              21      --         --
     Unger-Luchsinger Family Trust                   21       *              21      --         --
     Wendel G. & Ehtel S. Van Auken Trust            21       *              21      --         --
     Kevin A. Fong & Sally J. Fong Trust             21       *              21      --         --
     Dalal Revocable Trust, Yogen K. &               21       *              21      --         --
     Margaret J. Dalal, ttees

-------------------
* Less than 1%.


                              PLAN OF DISTRIBUTION

      The Company will not receive any of the proceeds of the sale of the Individual Shares offered hereby. The Individual Shares may be sold from time to time to purchasers directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Individual Shares through underwriters, brokers, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Individual Shares for whom they may act as agent. The Selling Stockholders and any such underwriters, brokers, dealers or agents who participate in the distribution of the Individual Shares may be deemed to be "underwriters", and any profits on the sale of the Individual Shares by them and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Stockholders may be deemed to be underwriters, the Selling Stockholders may be subject to certain statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

      The Individual Shares offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Individual Shares may be sold by one or more of the following methods, without limitation: (i) a block trade in which the broker or dealer so engaged will attempt to sell the Individual Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (iv) an exchange distribution in accordance with the rules of such exchange; (v) face-to-face transactions between sellers and purchasers without a broker-dealer; (vi) through the writing of options; (vii) to underwriters who will acquire the Individual Shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time); and (viii) other. At any time a particular offer of the Individual Shares is made, a revised Prospectus or Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Individual Shares being offered and the terms of the offering, including the name or names of any underwriters, brokers, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Stockholders, the purchase price paid by any underwriter for Individual Shares purchased from the Selling Stockholders, any discounts, commissions or other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such revised Prospectus or Prospectus Supplement and, if necessary, a post-effective amendment to the registration statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Individual Shares. In addition, the Individual Shares covered by this Prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this Prospectus.

      There is no assurance that any Selling Stockholder will sell any or all of the Individual Shares offered by it hereunder or that any such Selling Stockholder will not transfer, devise or gift such Individual Shares by other means not described herein. Underwriters participating in any offering made pursuant to this Prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transaction may receive brokerage or agent's commissions or fees.

      The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which may limit the timing of purchases and sales of any of the Individual Shares by the Selling Stockholders and any other such person. Furthermore, under Rule 10b-6 under the Exchange Act, any person engaged in the distribution of the Individual Shares may not simultaneously engage in market-making activities with respect to the particular Securities being distributed for a period of nine business days prior to the commencement of such distribution. Regulation M, which replaces Rules 10b-6 and 10b-7 effective as of March 4, 1997, contains similar limitations on the distribution and sale of the Individual Shares hereunder. All of the foregoing may affect the marketability of the Individual Shares and the ability of any person or entity to engage in market-making activities with respect to the Individual Shares.

      In order to comply with the securities laws of certain states, if applicable, the Individual Shares will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers.

      The Company has agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Individual Shares to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

      Pursuant to agreements between the Company and certain of the Selling Stockholders, the Company and certain of the Selling Stockholders have agreed to indemnify each other against certain liabilities under the Securities Act.

                                  LEGAL MATTERS

      The validity of the Individual Shares offered hereby will be passed upon for the Company by James A. Lebovitz, Esq., Senior vice President, General Counsel and Secretary of FPA, San Diego, California.

                                     EXPERTS

      The consolidated financial statements of FPA incorporated in this Prospectus by reference from FPA's Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated balance sheet as of December 31, 1995 and the consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1995 and the period June 1, 1994 to December 31, 1994 of Sterling, incorporated herein by reference, have been audited by Coopers & Lybrand LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

      The Consolidated Financial Statements of FPA incorporated in this Prospectus by reference from FPA's Current Report on Form 8-K dated July 31, 1997, as amended by Form 8-K/A, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The Consolidated Financial Statements of AHI Healthcare Systems, Inc. as of December 31, 1996 and the year then ended incorporated in this Prospectus by reference from FPA's Current Report on Form 8-K dated March 17, 1997, as amended by Form 8-K/A, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


      The Consolidated Financial Statements of AHI Healthcare Systems, Inc. as of December 31, 1995 and for each of the two years in the period ended
December 31, 1995, included in the consolidated financial statements of FPA for such periods, which statements appear in the Current Reports on Form 8-K filed on July 31, 1997 and May 30, 1997, and incorporated herein by reference, have been audited by Ernst & Young LLP, independent auditors, as stated in their reports therein and incorporated herein by reference, and have been incorporated herein by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

      The combined financial statements of Foundation Health Medical Services (a wholly-owned subsidiary of Foundation Health Corporation) and affiliates as of June 30, 1995 and 1996 and for each of the three years in the period ended June 30, 1996, incorporated in this Prospectus by reference from FPA's Registration Statement on Form S-4 filed on February 13, 1997 have been audited by Deloitte & Touche LLP (except for the December 31, 1993 financial statements of Thomas-Davis Medical Centers, P.C.) as stated in their report which is incorporated herein by reference (such report expresses an unqualified opinion and includes an explanatory paragraph referring to significant related party transactions), and have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The financial statements of Thomas-Davis Medical Centers, P.C. for the year ended December 31, 1993 have been audited by Stevenson, Jones, Imig, Holmaas & Kleinhans, P.C., as stated in their report incorporated herein by reference.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


                                TABLE OF CONTENTS

Prospectus Summary.....................................................
Risk Factors...........................................................
Recent Developments....................................................
Ratio of Earnings to Fixed Charges.....................................
Use of Proceeds........................................................
Dividend Policy........................................................
Description of Common Stock............................................
Selling Stockholders...................................................
Plan of Distribution...................................................
Legal Matters..........................................................
Experts................................................................



================================================================================


                                      LOGO

                                   FPA MEDICAL
                                MANAGEMENT, INC.


                                1,940,960 SHARES
                                 OF COMMON STOCK


                                 ---------------

                                   PROSPECTUS
                                 ---------------


                                October 10, 1997




================================================================================